Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
BioLife Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	—	—	—	0.00014760	—
	Equity	Preferred Stock, par value $0.001 per share	Rule 457(o)	—	—	—	0.00014760	—
	Debt	Debt Securities	Rule 457(o)	—	—	—	0.00014760	—
	Other	Warrants	Rule 457(o)	—	—	—	0.00014760	—
	Other	Units	Rule 457(o)	—	—	—	0.00014760	—

	Other	Rights	Rule 457(o)	—	—	—	0.00014760	—
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	Rule 457(o)	—	—	$75,000,000	0.00014760	$11,070
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$75,000,000		$11,070
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$11,070
(1)There are being registered hereunder such indeterminate number of securities of BioLife Solutions, Inc. (the “Registrant”), and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively, shall have an aggregate initial offering price not to exceed $75,000,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the securities being registered hereunder include an indeterminate number of such securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.
(3)In accordance with Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price.